Exhibit 3.1

SECOND AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS OF

AMGEN INC.

I, the undersigned, do hereby certify:

(1) That I am a duly elected, qualified and acting officer of Amgen Inc., a Delaware corporation (the “Company”); and

(2) That the resolutions duly adopted by the Board of Directors of the Company on December 9, 2008, did amend and restate Article III, Section 15 of the Amended and Restated Bylaws (the “Bylaws”) of the Company to read in its entirety as follows:

“Section 15. Notifications of Nominations and Proposed Business.

(a) Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) when specified in the corporation’s notice of meeting (or any supplement thereto), (B) when otherwise brought before the meeting by or at the direction of the Board of Directors or any committee thereof or (C) by any stockholder of the corporation who was a stockholder of record of the corporation at the time the notice provided for in this Section 15 is delivered to the Secretary of the corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 15.

(2) For any nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(1) of this Section 15, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal place of business of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation). In no event shall the postponement or adjournment of an annual meeting as to which the notice of meeting has been mailed commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each person whom the stockholder proposes to nominate for election as a director (i) the information regarding such person required by paragraphs (a), (e) and (f) of Item 402 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any rule or regulation subsequently adopted by the Securities and Exchange Commission applicable to the corporation), (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (iii) whether such person, the stockholder or the beneficial owner, if any, on whose behalf the nomination is being made has received any financial assistance, funding or other consideration from any other person (a “Stockholder Associated Person”) in respect of the nomination (and the details thereof) and (iv) whether any nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any rule or regulation subsequently adopted by the Securities and Exchange Commission applicable to the corporation); (B) as to any other business that the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the corporation, the language of the proposed amendment), (iii) the reasons why the stockholder favors the proposal, whether the stockholder or the beneficial owner, if any, on whose behalf the proposal is being made has received any financial assistance, funding or other consideration from any other person (also a “Stockholder Associated Person”) in respect of the proposal (and the details thereof) and any material interest in such business of such stockholder, such beneficial owner and any Stockholder Associated Person; and (C) as to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, all nominees proposed by the stockholder giving the notice and any Stockholder Associated Persons (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, if any, (ii) a representation setting forth the class or series and number of shares of capital stock of the corporation which are owned beneficially and of record by such stockholder and any such beneficial owner, nominee and Stockholder Associated Person, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and any such beneficial owner, nominee and Stockholder Associated Person, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (iv) a representation whether and the extent to which any hedging, derivative or other transaction or agreement is in place or has been entered into with respect to the corporation or its securities (whether or not such transaction shall be subject to settlement in underlying shares of capital stock of the corporation), bank debt or credit ratings, within the past six months by, or for the benefit of, such stockholder and any such beneficial owner, nominee or Stockholder Associated Person, the effect or intent of which is to give rise to gain or loss as a result of changes in the trading price of the corporation’s’ securities or bank debt or changes in the credit ratings for the corporation, its securities or bank debt (or, more generally, changes in the perceived creditworthiness of the corporation) or to increase or decrease the voting power of such stockholder and any such beneficial owner, nominee or Stockholder Associated Person, and if so, a summary of the material terms thereof, (v) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (vi) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such proposal or nomination, and (vii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting. The corporation may require any proposed nominee to furnish such other information, including completion of the corporation’s directors’ questionnaire, as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation. Notwithstanding the foregoing, the information required by clauses (a)(2)(C)(ii), (a)(2)(C)(iii) and (a)(2)(C)(iv) of this Section 15 shall be updated by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such information as of the record date.

(3) Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 15 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased effective at the annual meeting and there is no public announcement by the corporation either disclosing the increased board size or naming all of the nominees at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 15 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal place of business of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made (i) by or at the direction of the Board of Directors or any committee thereof or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time the notice provided for in this Section 15 is delivered to the Secretary of the corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice requirements set forth in this Section 15. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by paragraph (a)(2) of this Section 15 shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or adjournment of a special meeting as to which the notice of meeting has been mailed commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 15 shall be eligible to be elected at an annual or special meeting of stockholders of the corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 15. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (A) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 15 (including whether the proposed business is a proper matter for stockholder action and whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (a)(2)(C)(vi) of this Section 15) and (B) if any proposed nomination or business was not made or proposed in compliance with this Section 15 or upon a finding that proposed business is not a proper matter for stockholder action, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 15, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 15, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2) For purposes of this Section 15, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding the foregoing provisions of this Section 15, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 15; provided however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 15 (including paragraphs (a)(1)(C) and (b) hereof), and compliance with paragraphs (a)(1)(C) and (b) of this Section 15 shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in the penultimate sentence of paragraph a(2) of this Section 15, matters brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in this Section 15 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (B) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the certificate of incorporation.”

(3) That the resolutions duly adopted by the Board of Directors of the Company on December 9, 2008, did amend and restate Article IV, Section 21 of the Bylaws of the Company to read in its entirety as follows:

“Section 21. [INTENTIONALLY OMITTED]”

(4) That the resolutions duly adopted by the Board of Directors of the Company on December 9, 2008, did amend and restate Article XIII, Section 47 of the Bylaws of the Company to read in its entirety as follows:

“Section 47. Amendments. These Bylaws may be repealed, altered or amended or new Bylaws adopted by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock entitled to vote generally upon the election of directors. The Board of Directors also shall have the authority to repeal, alter or amend these Bylaws or adopt new Bylaws (including, without limitation, the amendment of any Bylaw setting forth the number of directors who shall constitute the whole Board of Directors) subject to the foregoing power of the stockholders to change or repeal such Bylaws and provided that the Board of Directors shall not make or alter any Bylaws fixing the qualifications, classifications, term of office or compensation of directors.”

IN WITNESS WHEREOF, I have hereunto subscribed my name this 9th day of December 2008.

/s/ David J. Scott
David J. Scott Senior Vice President, General Counsel and Secretary

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